Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
March 31, 2011

WINTHROP REALTY TRUST ANNOUNCES RECENT TRANSACTIONS

FOR IMMEDIATE RELEASE – BOSTON, March 31/ - Winthrop Realty Trust (NYSE:FUR), a diversified REIT that focuses on opportunistic equity and debt investments in real estate, announced today that:

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on March 31, 2011 its Metropolitan Tower B Note and rake bond receivable was satisfied at par.  As a result, Winthrop will receive a principal repayment of approximately $23.75 million on account of its original aggregate $11.75 million investment.

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as previously described in a March 3, 2011 release, as a result of the recent favorable Delaware Supreme Court ruling regarding the cancellation of notes issued by Concord Real Estate CDO 2006-1 Ltd. (the “CDO”), an entity in which Winthrop indirectly holds a one-third interest, the CDO trustee will shortly begin to release funds previously held in escrow resulting in Winthrop’s initial receipt of approximately $2.0 million on account of its loans made to Concord Debt Funding Trust (“Concord”) in the aggregate amount of approximately $4,245,000.  This initial receipt of funds relates to escrowed funds for the period from February 2010 through June 2010.  The CDO’s collateral manager and the trustee are currently in the process of reconciling the distributions due to Concord for the period from July 2010 through March 2011.

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its 50/50 joint venture with Retail Opportunity Investments Corp. completed the previously reported acquisition at par of two non-performing first mortgage loans with a total outstanding balance of $35.6 million secured by two grocery anchored retail centers located in Riverside County, California.  Upon acquisition, the joint venture immediately commenced foreclosure on the underlying properties.

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a venture in which Winthrop will hold a 50% interest entered into a contract to acquire the collateral management agreements with respect to three real estate CDOs that hold approximately $1.8 billion in loans and loan securities.  The acquisition of the collateral management agreements is subject to the satisfaction of certain conditions precedent, including required third party consents.

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it has entered into an agreement with Axxcess Capital Ventures, LLC, an advisory firm focused on the tenant-in-common industry, pursuant to which Axxcess will source opportunities for Winthrop to acquire tenant-in-common sponsors and properties.

Michael L. Ashner, Winthrop’s Chairman and Chief Executive Officer, commented, “As we indicated during our year end conference call, our deal pipeline continues to grow as evidenced by our three new ventures discussed above.  In addition, a number of our prior investments are proving out their underlying value and the thesis of our strategy.  As 2011 continues to unfold, we expect to be very active in growing our portfolio and executing our deep value investment strategy.”

Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.